Exhibit 10.40

Execution Copy

EQUITY SUBSCRIPTION AGREEMENT

THIS EQUITY SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of October 15th, 2007, by and among

(i) PYPO DIGITAL COMPANY LIMITED (the “Company”), an exempted company incorporated and existing under the Laws of the Cayman Islands;

(ii) BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED (“Beijing Pypo”), a limited company incorporated and existing under the Laws of the People’s Republic of China;

(iii) ARCH Digital Holdings Ltd. (the “Investor”), an exempted company incorporated and existing under the Laws of the British Virgin Islands;

(iv) Golden Meditech Company Limited (“Golden Meditech”), a company incorporated under the Laws of the Cayman Islands, the shares of which are listed on the Growth Enterprise Market (“GEM”) of the Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) as “8180.HK”;

(vi) China Bright Group Co., Ltd. (“China Bright”), a company incorporated under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”);

(v) Style Technology Development Limited (“Style Tech”), a company incorporated under the Laws of Hong Kong; and

(vi) Mr. ZHANG Kuo a citizen of the People’s Republic of China (“Zhang”), Mr. FEI Dongping a citizen of the People’s Republic of China (“Fei”), and Mr. Francis WAN a resident of Hong Kong (“Wan”, and together with Golden Meditech, China Bright, Style Tech, Zhang and Fei, the “Sponsors”).

The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Golden Meditech owns beneficially and of record all the equity securities of China Bright;

WHEREAS, Wan owns beneficially and of record all the equity securities of Trend Focus Limited (the “Trend Focus”), a company incorporated and existing under the Laws of British Virgin Islands, which in turn owns beneficially and of record all the equity securities of Style Tech;

Execution Copy

WHEREAS, the Company owns beneficially and of record all the equity securities of Pypo Holdings (HK) Company Limited (“PDH(HK)”), a company incorporated and existing under the Laws of Hong Kong;

WHEREAS, each of China Bright and Style Tech owns beneficially and of record 50% of the equity securities of the Company;

WHEREAS, it is contemplated that immediately prior to and after the Closing PDH(HK) will own all the registered capital of Beijing Pypo; and

WHEREAS, the Company, the Investor, Beijing Pypo and the Sponsors desire to enter into this Agreement, pursuant to which the Investor will make a capital contribution to the Company of US$90,000,000 at the Closing in exchange for 33% enlarged equity interests in the Company (the “Investment”);

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements undertaken in this Agreement, the sufficiency and adequacy of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. The following terms are not defined in the text of the Agreement and shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Beijing Pypo Group” means Beijing Pypo and each Person that is, directly or indirectly, Controlled by Beijing Pypo.

“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, or license, whether oral or in writing.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Environmental Law” means any and all applicable current or future PRC or non-PRC national, federal, state, or local Law, statutes, rules, regulation, order, ordinance, guidance document, judgment, authorization by any Governmental Authority, or any other requirement of any Governmental Authority relating to (a) environmental matters, (b) the generation, use, storage, transportation or disposal of Hazardous Substances, or (c) occupational safety and health, industrial hygiene, handling and disposal of medical waste, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any member of Beijing Pypo Group.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Guaranteed Net Profit” means with respect to each Retailer (as defined in Section 8.3 below), the annualized net profit for the first audited fiscal year of such Retailer, as set forth in the audited financial statements of such Retailer, provided as a schedule to the respective Retailer acquisition agreement, which financial statements shall be audited and certified by an independent certified public accountant acceptable to the Investor.

“Hazardous Substances” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, asbestos or asbestos-containing materials, and medical waste.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by Beijing Pypo Group.

“Key Employees” means collectively, Zhang, the Chairman of the Board of the Directors of Beijing Pypo, and Fei, the Chief Executive Officer of Beijing Pypo.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liabilities” means, with respect to any Person, all liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations,

results of operations, financial condition, prospects, customer or supplier relations, employee relations, assets or Liabilities of each member of Beijing Pypo Group, and their Subsidiaries, taken as a whole, or (b) material impairment of the ability of any member of Beijing Pypo Group or any of their Subsidiaries to perform their respective material obligations hereunder or under the other Principal Agreements, as applicable.

“Memorandum and Articles” means the memorandum of association and the articles of association of the Company, as amended and restated from time to time.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Plan of Restructuring” means the Plan of Restructuring attached hereto as Schedule I, as amended from time to time by mutual written consent of the Parties hereto.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Principal Agreements excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Principal Agreements” means, collectively, this Agreement and the Shareholders and Sponsors Agreement (as defined below), the Indemnification Agreement (as defined below) and the Commitment and Non-Compete Agreement (as defined below).

“Related Party” shall mean, with respect to any Person, (a) any Affiliate of such Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), and his/her family members, (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity interests (a “Material Interest”) in such Person, (e) any Person in which such Person holds a Material Interest, and (f) if such Person is an individual, any Person who is a family member of such Person.

“Restructuring” means collectively, the transactions as described in the Plan of Restructuring and any other transactions contemplated by the Parties hereto.

“RMB” means Remenbi, the lawful currency of PRC.

“Subsidiary” means, with respect to any given Person, any Person that is not a natural Person and that is Controlled by such given Person.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or Liabilities incurred in connection with the determination, settlement or litigation of any Liabilities arising therefrom.

“Tax Return” means any tax return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Taxes, including any schedule or attachment thereto.

2. Purchase and Sale of Shares.

2.1 Sale and Issuance of Ordinary Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein below), the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, 90,000,000 Ordinary Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles, at a purchase price of US$1.00 per share for an aggregate amount of consideration of US$90,000,000 (the “Purchase Price”), to be paid in accordance to Section 2.2(iii).

2.2 Closing.

(i) The purchase and sale of the Ordinary Shares hereunder shall take place at such time and date, remotely or at such location to be mutually agreed to by the Parties (which time, date and place are designated as the “Closing”);

(ii) At the Closing, the Company shall deliver to the Investor (a) a copy of the updated Register of Members reflecting the issuance to the Investor of the Ordinary Shares purchased by the Investor hereunder, and (b) a certificate or certificates representing the Ordinary Shares purchased by the Investor hereunder; and

(iii) At the Closing, the Investor shall deliver the Purchase Price by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Company prior to the Closing (the “Company Account”).

2.3 Company Account. The Company Account into which the Purchase Price is to be deposited at Closing shall be an interest bearing account with a reputable bank in Hong Kong as may be agreed upon by the Sponsors and the Investor. Upon the Closing, Kong Kam Yu, and Allan Liu (or his successor appointed by the Investor) shall be named as the signatories under such Company Account and any withdrawal, disbursement or payment from, or any other transactions relating to, such Company Account shall require the signature of both Kong Kam Yu and Allan Liu (or his successor appointed by the Investor). Allan Liu (or his successor appointed by the Investor) shall never be removed as a signatory of the Company Account.

3. Representations and Warranties of the Sponsors and Beijing Pypo. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule which the Sponsors and Beijing Pypo shall deliver to the Investor promptly after the date hereof and in any event prior to the Closing (the “Disclosure Schedule”), each of the Sponsors and Beijing Pypo, jointly and severally, represents and warrants to the Investor that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and on and as of the date of the Closing, if not the same date as the date of this Agreement, with the same effect as if made on and as of the date of the Closing.

3.1 Organization, Good Standing and Qualification. Each member of Beijing Pypo Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each member of Beijing Pypo Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

3.2 Capitalization and Voting Rights. Section 3.2 of the Disclosure Schedule sets forth the complete and accurate shareholding structure of China Bright, Style Tech, Trend Focus, PDH(HK), each member of Beijing Pypo Group and such member’s Subsidiary(ies) (collectively, the “Affiliated Entities”), including but not limited to: (i) record and beneficial owners of each of the Affiliated Entities, and (ii) share capital or registered capital of each of the Affiliated Entities. All share capital or registered capital of each of the Affiliated Entities has been duly and validly issued (or subscribed for), is fully paid and non-assessable, free of Liens, encumbrance and any restrictions on transfer (except for any restrictions on transfer under applicable Laws). No share capital or registered capital of any Affiliated Entities was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any Laws, by which each such Person at the time of issuance or subscription was bound. Except as set forth in Section 3.2 of the Disclosure Schedule, (i) there are no resolutions pending to increase the share capital or registered capital of any Affiliated Entities; (ii) there are no outstanding options, warrants, proxy, agreements, pre-emptive rights or other rights relating to the share capital or registered capital of any Affiliated Entities, other than as contemplated by the Principal Agreements; (iii) there are no outstanding Contracts or other agreements under which any Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any Affiliated Entities, other than the Principal Agreements; (iv) there are no dividends which have accrued or been declared but are unpaid by any Affiliated Entities; and (v) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Affiliated Entities.

3.3 Authorization. Each of the Sponsors and Beijing Pypo has full power and authority to enter into this Agreement, and the other Principal Agreements to which it/he/she is a party. This Agreement and the other Principal Agreements to which any of the Sponsors or Beijing Pypo is a party, when executed and delivered by such Sponsors and/or Beijing Pypo, will constitute valid and legally binding obligations of such Sponsors and/or

Beijing Pypo, enforceable against it/him/her in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 Tax Matters.

(i) The provisions for Taxes as shown on the balance sheet included in the Financial Statements (as defined in Section 3.6 below) are sufficient in all material respects for the payment of all accrued and unpaid applicable Taxes of each member of Beijing Pypo Group as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Each member of Beijing Pypo Group (A) has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed under the applicable Laws; (B) other than unpaid Taxes that are in contest with tax authorities by any member of Beijing Pypo Group in good faith or nonmaterial in amount, have paid, or made provision for the payment of, all Taxes that have become due, and have withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party; and (C) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) No member of Beijing Pypo Group, or, the shareholders of any member of Beijing Pypo Group solely by virtue of its status as shareholder of any member of Beijing Pypo Group, has personal liability under local Law for the debts and claims of the relevant entity. There has been no communication from any tax authority relating to or affecting the tax classification of any member of Beijing Pypo Group.

(iii) Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was true, correct and complete in all material respects as of its respective date. None of such Tax Returns contains a statement that is false or misleading in any material respect or omits any matter that is required to be included or without which the statement would be false or misleading in any material respect. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate tax authority or in such Tax Return, as may be required by the applicable Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable member of Beijing Pypo Group have been duly maintained.

(iv) There are no material unresolved questions or claims concerning any Tax Liabilities of any member of Beijing Pypo Group. There is no pending dispute with, or notice from, any taxing authority relating to any of the Tax Returns filed by any member of Beijing Pypo Group which, if determined adversely to such member, could result in the assertion by any taxing authority of any valid deficiency in a material amount for Taxes, and to the knowledge of each of the Sponsors and the applicable member(s) of Beijing Pypo Group, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any member of Beijing Pypo Group. No member of Beijing Pypo

Group has been the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment of withholding of Taxes. No member of the Beijing Pypo Group is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

3.5 Constitutional Documents; Books and Records. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the forms of which amendments have been approved by the Investor), the accurate and complete copies of the constitutional documents of each member of Beijing Pypo Group have been provided to the Investor. Each member of Beijing Pypo Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined herein below) to be prepared in accordance with the Hong Kong Financial Reporting Standards.

3.6 Financial Statements. Section 3.6 of the Disclosure Schedule sets forth, and the Company has delivered to the Investor, (a) the audited consolidated statements of operations and cash flows of Beijing Pypo Group for the fiscal years ended December 31, 2004 and December 31, 2005 prepared in accordance with the Hong Kong Financial Reporting Standards, (b) the audited consolidated balance sheets of Beijing Pypo Group as of December 31, 2004 and December 31, 2005 prepared in accordance with the Hong Kong Financial Reporting Standards, (c) the unaudited consolidated statements of operations and cash flow of Beijing Pypo Group for the fiscal years ended March 31, 2006 and March 31, 2007, and the first five (5) months of fiscal year 2007 ended on August 31, 2007 (the “Statement Date”) and (d) the unaudited consolidated balance sheets of Beijing Pypo Group as of March 31, 2006, March 31, 2007 and August 31, 2007, respectively (collectively, the “Financial Statements”). The Financial Statements are (x) complete and correct in all material respects and present fairly the financial condition and position of Beijing Pypo Group as of their respective dates, in each case except as disclosed therein and except for the absence of notes, (y) prepared in accordance with the Hong Kong Financial Reporting Standards applied on a consistent basis, and (z) audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor.

3.7 Changes. Since the Statement Date, except as contemplated by this Agreement and except as set forth in Section 3.7 of the Disclosure Schedule, there has not been:

(i) any change in the assets, Liabilities, financial condition or operations of Beijing Pypo Group from that as reflected in the Financial Statements, other than changes in the ordinary course of business, or those changes which could not reasonably be expected to have a Material Adverse Effect;

(ii) any waiver by a member of Beijing Pypo Group of a valuable right of value or of a debt owed to it;

(iii) any incurrence of or commitment to incur any indebtedness by a member of Beijing Pypo Group for money borrowed, other than such indebtedness incurred in the ordinary course of business;

(iv) any resignation or termination of any Key Employee;

(v) any satisfaction or discharge of any Lien or payment of any obligation by any member of Beijing Pypo Group, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operation or business of such entities as presently conducted;

(vi) any material change, amendment to or termination of a Material Contract (as defined below in Section 3.10(i));

(vii) any change in any compensation arrangement or agreement with any key employee of any member of Beijing Pypo Group;

(viii) any sale, assignment, exclusive license or transfer of any Intellectual Property, other than in the ordinary course of business;

(ix) any Lien created by any member of the Beijing Pypo Group with respect to any of its properties or assets, except for Liens for taxes not yet due or payable;

(x) any loan or advance to, guarantee for the benefit of, or investment in, any Person (including but not limited to any of the employees, officers or directors, or any members of their immediate families, of any member of Beijing Pypo Group) by a member of Beijing Pypo Group;

(xi) any declaration, setting aside or payment or other distribution in respect of any Affiliated Entities’ capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by such Affiliated Entities other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to share restriction agreements approved by the Board of Directors of such Affiliated Entity;

(xii) any material failure by a member of Beijing Pypo Group to conduct business in the ordinary course, consistent with such member’s past practices;

(xiii) any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of Beijing Pypo Group;

(xiv) receipt of notice that there has been a loss of, or order cancellation by, any major customer of any member of Beijing Pypo Group;

(xv) any capital expenditures or commitments made by any member of Beijing Pypo Group that aggregate in excess of US$250,000 or RMB equivalent of US$250,000;

(xvi) to the knowledge of Sponsors and members of Beijing Pypo Group, any event or condition of any character which might have a Material Adverse Effect on the assets, properties, financial condition, operation or business of any member of Beijing Pypo Group, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of any member(s) of Beijing Pypo Group or any of their Subsidiaries other than changes that have a materially disproportionate effect on any member(s) of Beijing Pypo Group or any of their Subsidiaries; or

(xvii) any agreement or commitment by any Affiliated Entity to do any of the things described in this Section 3.7.

3.8 Litigation.

(i) There is no action, suit, proceeding, or investigation (including without limitation, any action, suit, proceeding, or investigation regarding the prior employment of any employees of the members of Beijing Pypo Group, or such employees’ use during the course of employment of any information or techniques allegedly proprietary to any of their former employers) pending, and to the knowledge of the Sponsors and the members of Beijing Pypo Group, threatened, against any Sponsors or any member of Beijing Pypo Group. Nor is any Sponsor or any member of Beijing Pypo Group aware of any basis for any of the foregoing. None of the Sponsor and the members of Beijing Pypo Group has initiated or intends to initiate any court action, suit, proceeding or investigation against any Person.

(ii) To the knowledge of the Sponsors and the members of Beijing Pypo Group, there is no action, suit, proceeding or investigation pending or threatened against any key employee or director of any member of Beijing Pypo Group in connection with their respective relationship with such entity.

(iii) There is no judgment, decree, or order of any court or Governmental Authority in effect and binding on any Sponsors or any member of Beijing Pypo Group or their respective assets or properties.

(iv) No Governmental Authority has at any time materially challenged or questioned the legal right of any member of Beijing Pypo Group to conduct its business as presently being conducted.

(v) None of the Sponsors and the members of Beijing Pypo Group has received any opinion or memorandum or advice from legal counsel to the effect that it/he is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to the business of any member of Beijing Pypo Group.

3.9 Liabilities. Except as set forth in Section 3.9 of the Disclosure Schedule or arising under the commitments as set forth in Section 3.10 of the Disclosure Schedule, no member of Beijing Pypo Group has any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) Liabilities set forth in the Financial Statements, (ii) trade or business Liabilities incurred in the ordinary course of business, and (iii) other Liabilities that do not exceed US$250,000 or RMB equivalent of US$250,000 in the aggregate.

3.10 Commitments.

(i) Section 3.10(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which any member of Beijing Pypo Group is a party or to which any member of Beijing Pypo Group or any of their respective properties is subject or by which any such member or property is bound, including: (A) any Contract involving obligations (contingent or otherwise) of or payments to any member of Beijing Pypo Group in excess of US$250,000 or RMB equivalent of US$250,000 or having an effective term of more than one (1) year, (B) the license or transfer of Intellectual Property or other proprietary rights to or from any member of Beijing Pypo Group, (C) any Contract that limits or restricts the ability of any member of Beijing Pypo Group to compete or otherwise to conduct its business in any manner or location, (D) any joint venture, partnership, alliance or similar Contracts, (E) any asset purchase agreement, share purchase agreement or other Contract for acquisition or divestiture of any assets (including, without limitation, any Intellectual Property) by or of any member of Beijing Pypo Group for aggregate consideration in excess of US$250,000 or RMB equivalent of US$250,000, (F) any Contract that grants a power of attorney, agency or similar authority to a Person other than power delegated to an officer of a member of Beijing Pypo Group for the performance of its duties in the ordinary course of business, (G) any Contract that contains a right of first refusal, and (H) any other Contract that is material and was not made in the ordinary course of business (collectively, the “Material Contracts”).

(ii) Except as set forth in Section 3.10(ii) of the Disclosure Schedule, there are no Contracts containing covenants that in any material way purport to restrict the business activity of any member of Beijing Pypo Group, or limit in any material respect the freedom of any member of Beijing Pypo Group to engage in any line of business that each of them is currently engaged in, or to compete in any material respect with any entity, or to obligate in any material respect any member of Beijing Pypo Group to share, license or develop any product or technology.

(iii) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the respective parties thereto, the complete and accurate copies of which have been delivered to the Investor.

(iv) Each member of Beijing Pypo Group has in all material respects satisfied or provided for all of their Liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, and is not in default in any material respect under any Material Contract. Nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. None of the Sponsors and members of Beijing Pypo Group is aware of any material default thereunder by any other party(ies) to any Material Contract or any existing condition that with notice or lapse of time or both would constitute a material default, or give any Person the right to declare a material default or exercise any remedy thereunder, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, a Material Contract.

(v) None of the members of Beijing Pypo Group has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

(vi) None of the Material Contracts does or will (A) result in a violation or breach of any provision of the respective constitutional documents of any member of Beijing Pypo Group, or (B) result in a material breach of, or constitute a material default under, or result in the creation or imposition of, any Lien to which any member of Beijing Pypo Group or any of their properties is subject, or (C) result in a breach of any applicable Laws.

3.11 Compliance with Laws.

(i) Except as set forth in Section 3.11 of the Disclosure Schedule, each member of Beijing Pypo Group is in compliance with all Laws or regulations that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, including without limitation, any PRC governmental orders arising under any applicable PRC Laws that may require the registration or licensing of any Intellectual Property but excluding any third party claims, except for such non-compliance that, individually or in the aggregate, would not result in any Material Adverse Effect.

(ii) All approvals and authorizations from and filings and registrations with the relevant Governmental Authority required in respect of Beijing Pypo Group, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration of Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”), any tax bureau, customs authorities, product registration authorities, and the local counterpart of each of the aforementioned PRC Governmental Authorities, as applicable, have been duly completed in accordance with all applicable Laws.

(iii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any member of Beijing Pypo Group of, or a failure on the part of any member of Beijing Pypo Group to comply with, any Law or regulation, or (b) may give rise to any obligation on the part of any member of Beijing Pypo Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by members of Beijing Pypo Group that, individually or in the aggregate, could not result in any Material Adverse Effect.

(iv) No member of Beijing Pypo Group has received any written notice from any Governmental Authority regarding (a) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law, or (b) any actual, alleged, possible, or potential material obligation on the part of any member of Beijing Pypo Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(v) Each member of Beijing Pypo Group has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authority necessary under PRC Laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorizations”) as now being conducted by it, and believes that it can obtain, without undue burden or expense, any such Foreign Exchange Authorizations for the conduct of foreign exchange transactions as presently planned to be conducted. All existing Foreign Exchange Authorizations held by each member of Beijing Pypo Group are valid and none of the members of Beijing Pypo Group is in default under any of such Foreign Exchange

Authorizations. None of the members of Beijing Pypo Group has received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with Circular 75 issued by SAFE on October 21, 2005 (“Circular 75”).

(vi) The transactions as contemplated under the Principal Agreements, and the business of each member of Beijing Pypo Group as now conducted and as presently planned to be conducted (including any business proposed to be conducted by entities that are not currently existing or that are not currently members of Beijing Pypo Group as of the Closing) are in compliance with all Laws and regulations that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

3.12 Title; Liens; Permits.

(i) The members of Beijing Pypo Group have good and marketable title to all the tangible properties and assets reflected in their books and records, whether real, personal, or mixed, purported to be owned by Beijing Pypo Group, free and clear of any Liens, other than Permitted Liens. With respect to the tangible property and assets it leases, each member of Beijing Pypo Group is in compliance in all material respects with such leases and holds a valid leasehold interest free of any Liens, other than Permitted Liens. Each member of Beijing Pypo Group owns or leases all tangible properties and assets necessary to conduct in all material respects their respective business and operations as presently conducted.

(ii) Except as set forth in Section 3.12 of the Disclosure Schedule, each member of Beijing Pypo Group has all material franchises, authorizations, approvals, permits, certificates and licenses (the “Permits”) necessary for its respective business and operations as now conducted or planned to be conducted pursuant to the Principal Agreements, its business plan and current budget. None of the members of Beijing Pypo Group is in default in any material respect under any such Permits.

(iii) Except as set forth in Section 3.12 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Beijing Pypo or the Sponsors is required in connection with the valid execution and delivery of this Agreement and the other Principal Agreements.

3.13 Subsidiaries. Except as set forth in Section 3.2 of the Disclosure Schedule, no Affiliated Entity owns or Controls, directly or indirectly, any interest in any other Person or is a participant in any joint venture, partnership or similar arrangement.

3.14 Compliance with Other Instruments. None of the members of Beijing Pypo Group is in violation, breach or default of its constitutional documents (which include, as applicable, any articles of incorporation, articles of association, by-laws, joint venture contracts and similar documents), except for such violation, breach or default that could not result in a Material Adverse Effect. The execution, delivery and performance by the applicable members of Beijing Pypo Group of and compliance with each of the Principal Agreements, and the consummation of the transactions contemplated hereby and thereby, will not be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a violation, breach or default under (a) the constitutional documents of any member of Beijing Pypo Group, (b) any Material Contract, (c) any judgment, order, writ or decree or (d) to the knowledge of the Sponsors and Beijing Pypo, any applicable Law.

3.15 Registration Rights. None of the members of Beijing Pypo Group has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to any of their securities.

3.16 Related Party Transactions. Except as contemplated under the Principal Agreements or as set forth in Section 3.16 of the Disclosure Schedule, no Related Party of Beijing Pypo or other members of Beijing Pypo Group, has any material agreement, understanding, proposed transaction with, or is materially indebted to, any member of Beijing Pypo Group or any Sponsors; nor is any member of Beijing Pypo Group or any Sponsor materially indebted (or committed to make loans or extend or guarantee credit) to any of its Related Parties (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party of Beijing Pypo or other members of Beijing Pypo Group has any material direct or indirect ownership interest in any firm or corporation with which a member of Beijing Pypo Group is affiliated or with which a member of Beijing Pypo Group has a business relationship, or any firm or corporation that competes with a member of Beijing Pypo Group (except that Related Parties may own less than 1% of the stock of publicly traded companies that engage in the foregoing). No Related Party of Beijing Pypo or other members of Beijing Pypo Group has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to a member of Beijing Pypo Group any goods, property, intellectual or other property rights or services; or (b) any Contract to which a member of Beijing Pypo Group is a party or by which it may be bound or affected. For purposes of this Section 3.16 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$50,000 or RMB equivalent of US$50,000.

3.17 Environmental and Safety Laws.

(i) No member of Beijing Pypo Group is in violation of any applicable Law or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing Law or regulation. No member of Beijing Pypo Group (A) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (B) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (C) is subject to any claim relating to any Environmental Laws and there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or, to the knowledge of the Sponsors and the members of Beijing Pypo Group, threatened in writing in connection with the operations of Beijing Pypo Group under any applicable Environmental Laws.

(ii) To the knowledge of the Sponsors and the members of Beijing Pypo Group, no member of Beijing Pypo Group is in violation in any material respect with any applicable Law relating to the environment or occupational health and safety that could have a material adverse effect on its employees, and no material expenditures are or will be required in order to comply with any such existing Law.

(iii) Each member of Beijing Pypo Group has obtained and holds all material Permits required under applicable Environmental Laws, and is in compliance with all terms and conditions of such Permits.

(iv) All environmental investigations, studies, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession or control of the members of Beijing Pypo Group with respect to any Real Property have been delivered or made available to the Investor.

3.18 Intellectual Property Rights.

(i) The members of Beijing Pypo Group own or otherwise have the right or license to use all Intellectual Property without, to the knowledge of the Sponsors and members of Beijing Pypo Group, any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens. Section 3.18(i) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the members of Beijing Pypo Group, whether registered or not, and a complete and accurate list of all licenses granted by any member of Beijing Pypo Group to any Person with respect to any Intellectual Property. There is no claim, proceeding or litigation pending or, to the knowledge of the Sponsors and members of Beijing Pypo Group, threatened against any member of Beijing Pypo Group, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material know-how and material inventions conceived by employees of members of Beijing Pypo Group and related to the businesses of Beijing Pypo Group are “works made for hire,” and all right, title, and interest therein, including any applications therefor, have been duly transferred and assigned to Beijing Pypo Group.

(ii) There are no pending proceedings or claims in which any member of Beijing Pypo Group alleges that any Person is infringing upon, or otherwise violating, its Intellectual Property rights. Nor have any such proceedings or claims been served, instituted or asserted by any member of Beijing Pypo Group.

(iii) None of the key employees of any member of Beijing Pypo Group is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Beijing Pypo Group or that would conflict with the business of Beijing Pypo Group as presently conducted. Except for inventions that have been validly and properly assigned or licensed to Beijing Pypo Group, no inventions of any employees of Beijing Pypo Group made prior to their respective employment by Beijing Pypo Group have been utilized during the course of or are necessary for the business operations of any member of Beijing Pypo Group.

(iv) Each member of Beijing Pypo Group has taken all security measures that in the judgment of Beijing Pypo Group are commercially prudent in order to protect the secrecy, confidentiality, and value of their respective material Intellectual Property.

3.19 Real Property.

(i) Each member of Beijing Pypo Group owns or has legal or equitable title to or other right or interest in any real property used in its business (the “Real Property”). Each member of Beijing Pypo Group is the sole legal owner of all land use rights (if any) with respect to its real estate (the “Land Grants”) and all improvements necessary for the current use and operation of its business. Each member of Beijing Pypo Group has all authorizations, approvals, waivers or permits of applicable Governmental Authority(ies) (the “Governmental Approvals”) necessary for the current use and operation of its Real Property, and each member of Beijing Pypo Group has fully complied with all material conditions of such Governmental Approvals applicable to it. No member of Beijing Pypo Group has received any notice of and, to the knowledge of the Sponsors and members of Beijing Pypo Group, no member of Beijing Pypo Group is or has been threatened with, any material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, in the due observance of any Governmental Approval. Except as disclosed in Section 3.19(i) of the Disclosure Schedule, (i) any and all Land Grant premiums required under applicable Laws and the relevant Land Grant contracts securing the land use rights, and (ii) all associated fees and taxes have been or will be fully paid. No member of Beijing Pypo Group has received any notice of and, to the knowledge of the Sponsors and members of Beijing Pypo Group, no member of Beijing Pypo Group is in or has been threatened with, any default or breach of, or challenge to the validity of, any Land Grants.

(ii) All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by applicable Law necessary for the operation of the business of Beijing Pypo Group (A) are installed across public property or under valid easements to the boundary lines of the Real Property and (B) are connected pursuant to valid Governmental Approvals.

(iii) There does not exist any actual or, to the knowledge of the Sponsors and members of Beijing Pypo Group, threatened condemnation or eminent domain proceedings that affect or might affect any Real Property or any part thereof, and no member of Beijing Pypo Group has, within the past three (3) years, received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(iv) No member of Beijing Pypo Group owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof or interest therein.

3.20 Entire Business. There are no material facilities, services, assets or properties shared with any other entity that is not a member of Beijing Pypo Group, which are used in connection with the business of Beijing Pypo Group.

3.21 Labor Agreements and Actions.

(i) Except as set forth in Section 3.21 of the Disclosure Schedule, and except as required by Law, none of the members of Beijing Pypo Group is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

(ii) The employment of each employee of the members of Beijing Pypo Group is terminable at will. Neither the Sponsors nor the members of Beijing Pypo Group are aware that any Key Employee, or that any group of employees of the members of Beijing Pypo Group, intends to terminate their employment with the applicable member of Beijing Pypo Group; nor does any member of Beijing Pypo Group have a present intention to terminate the employment of any of the foregoing.

(iii) Each member of Beijing Pypo Group has complied in all material respects with all applicable Laws related to employment, and to the knowledge of the Sponsors and members of Beijing Pypo Group, none of the members of Beijing Pypo Group has any union organization activities, threatened or actual strikes or work stoppages or material grievances. None of the members of Beijing Pypo Group is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union. Each member of Beijing Pypo Group maintains, and has fully funded, any pension plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each member of Beijing Pypo Group is in compliance with any Law relating to its provision of any form of social insurance (“Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law.

(iv) Each key employee of the members of Beijing Pypo Group is currently devoting substantially all of his or her business time to the conduct of the business of the applicable member of Beijing Pypo Group. No key employee of any member of Beijing Pypo Group is, to the knowledge of the Sponsors and members of Beijing Pypo, planning to work less than full time at such member of Beijing Pypo Group in the future. No key employee is currently working or, to the knowledge of the Sponsors and members of Beijing Pypo, plans to work for any other Person that competes with any member of Beijing Pypo Group, whether or not such key employee is or will be compensated by such Person.

3.22 Insurance. Section 3.22 of the Disclosure Schedule accurately summarizes all of the insurance policies or programs of each member of Beijing Pypo Group that are in effect, and indicates the amount and type of coverage. These policies insure the members of Beijing Pypo Group against such losses and risks and in such amounts as are customary in the business in which each such member is engaged. All such policies are in full force and effect and all premiums due thereon have been paid. All such insurance policies are underwritten by financially sound and reputable insurers, and are sufficient to satisfy all applicable Laws. Each member of Beijing Pypo Group has complied in all material respects with the terms and provisions of such policies. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated by the Principal Agreements.

3.23 Business Plan and Budget. A current business plan and budget of each member of Beijing Pypo Group for the twelve (12) months following the Closing has been delivered to the Investor. Such business plan and budget was prepared in good faith based upon assumptions and projections which are reasonable and not materially misleading.

3.24 Employee Intellectual Property and Confidentiality Agreement. Each employee of each member of Beijing Pypo Group has entered into an Intellectual Property and Confidentiality Agreement, substantially similar in all material respects to the form set forth in Section 3.24 of the Disclosure Schedule.

3.25 Broker. Other than the agreement with NM Rothschild & Sons (Hong Kong) Limited, none of the Sponsors and the members of Beijing Pypo Group have any Contract with any financial advisor, broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the other Principal Agreements.

3.26 Restructuring. Immediately prior to the Closing, the Restructuring has been duly consummated in accordance with the Plan of Restructuring and to the Investor’s satisfaction, and the consummation is in compliance with all Laws that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

3.27 Disclosure. No representation or warranty of any member of Beijing Pypo Group contained in this Agreement, the other Principal Agreements, or any certificate furnished or to be furnished to the Investor at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that Beijing Pypo and the Sponsors have not disclosed to the Investor in writing and of which any of its officers, directors or executive employees is aware and that has had or would reasonably be expected to have a Material Adverse Effect.

4. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company, Beijing Pypo and the Sponsors that:

4.1 Status. The Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

4.2 Authorization. The Investor has full power and authority to enter into this Agreement and each of the other Principal Agreements to which it is a party, and this Agreement and each of the other Principal Agreements to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Purchase for Own Account. The Ordinary Shares purchased hereunder (the “Purchased Securities”) to be received by the Investor, if any, will be acquired for investment purposes for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it has not been organized for the purpose of acquiring the Purchased Securities, and it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Purchased Securities and has not solicited any Person for such purpose.

4.4 No Public Market. The Investor understands and acknowledges that the offering of the Purchased Securities will not be registered or qualified under the applicable securities Laws on the grounds that the offering and sale of the Purchased Securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Investor’s representations in this Agreement. The Investor further understands that no public market now exists for any of the securities issued by the Company.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

5.1 Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all requisite legal and corporate power and authority to carry on their business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

5.2 Capitalization and Voting Rights. Immediately before the Closing, the authorized capital of the Company shall consist of:

(i) 1,000,000,000 Ordinary Shares, par value US$0.0001 per share, of which (A) 91,350,000 shares was issued to China Bright and 91,350,000 shares was issued to Style Tech each in accordance with the Plan of Restructuring; (B) 90,000,000 shares will be issued to the Investor at the Closing. The rights, privileges and preferences of Ordinary Shares are as stated in the Memorandum and Articles.

(ii) Except as set forth above and except for certain rights provided in the Principal Agreement, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities. Except for certain rights provided in the Principal Agreements, the Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

5.3 Authorization. The Company has all requisite legal and corporate power, and has taken all necessary corporate action on the part of the Company, its officers, directors and shareholders for the authorization, execution and delivery of this Agreement, and the other Principal Agreements; and the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Ordinary Shares being sold hereunder, has been taken or will be taken prior to the Closing. This Agreement, and each of the other Principal Agreements to which the Company is party, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (B) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Purchased Securities is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

5.4 Valid Issuance of Shares. The Purchased Securities, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens and unless stated herein otherwise will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws).

5.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the offer, sale, issuance or reservation for issuance of the Purchased Securities, the valid execution and delivery of this Agreement and the other Principal Agreements, or the consummation of the transactions contemplated under the Principal Agreements.

5.6 Offering. The offer, sale and issuance of the Purchased Securities as contemplated by this Agreement, is exempt from the qualification, registration and prospectus delivery requirements under any applicable securities Laws.

6. Conditions of the Investor’s Obligations at Closing. Unless otherwise waived in writing by the Investor, the obligations of the Investor under Section 2 of this Agreement, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. Except as set forth in the Disclosure Schedule, the representations and warranties of the Sponsors and Beijing Pypo contained in Section 3 and the representations and warranties of the Company contained in Section 5 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing (if not the same date as the date hereof) with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties (a) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (b) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (a) above) as of such particular date.

6.2 Performance. Each of the Company, the Sponsors and Beijing Pypo shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3 Authorizations. Each of the Company, the Sponsors and Beijing Pypo shall have obtained all authorizations, approvals, waivers or permits of, or registration, qualification, designation, declaration or filing with any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by the Principal Agreements, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Purchased Securities pursuant to this Agreement, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.

6.4 Closing Certificates.

(i) The chief executive officer of the Company shall have executed and delivered to the Investor at the Closing a certificate (a) stating that, with respect to the Company only, the conditions specified in Sections 6.1, 6.2, 6.3, 6.5, 6.6, and 6.7 hereto have been fulfilled, and (b) attaching thereto (A) a complete copy of Memorandum and Articles as then in effect, (B) copies of all resolutions approved by the Company’s shareholders and board of directors related to the Restructuring and the transactions contemplated under the Principal Agreements, and (C) good standing certificates with respect to the Company from the applicable authority(ies) in the Cayman Islands.

(ii) Wan shall have executed and delivered to the Investor at the Closing a certificate (a) stating that, with respect to the Sponsors and Beijing Pypo, the conditions specified in Sections 6.1, 6.2, 6.3, 6.5, 6.7 and 6.8 hereto have been fulfilled, and (b) attaching thereto (A) the constitutional documents of each member of Beijing Pypo Group then in effect, (B) copies of all resolutions approved by Beijing Pypo’s shareholders and board of directors related to the Restructuring and the transactions contemplated under the Principal Agreements, and (C) good standing certificates with respect to each member of Beijing Pypo Group from the applicable authority(ies) in the jurisdiction of its incorporation.

6.5 Proceedings and Documents. All corporate and other proceedings of the Company and the Affiliated Entities in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

6.6 Memorandum and Articles. The Memorandum and Articles of the Company, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively, each as may be amended from time to time as requested by the Investor or as may be approved by the Investor, shall have been duly adopted by all necessary action of the Company and shall have been duly filed with the Registrar of Companies of the Cayman Islands, and such adoption shall become effective prior to the Closing with no alternation or amendment as of the Closing.

6.7 Restructuring. The Restructuring has been duly consummated in accordance with the Plan of Restructuring and to the satisfaction of the Investor, and the consummation is in compliance with all Laws that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

6.8 Articles of Association of Beijing Pypo. The Articles of Association of Beijing Pypo shall have been amended and restated by all necessary action of Beijing Pypo reasonably satisfactory in form and substance to the Investor to remove all provisions therein inconsistent with the terms of the Principal Agreements. Such amendment and restatement shall have been duly filed with SAIC, and shall become effective upon the Closing with no other alternation or amendment as of the Closing.

6.9 Opinions of Counsel. The Investor shall have received to its sole satisfaction:

(i) from the special People’s Republic of China counsel for the Company, an opinion, dated as of the Closing, in the form satisfactory to the Investor;

(ii) from the special Cayman Islands counsel for the Company, an opinion, dated as of the Closing, in the form satisfactory to the Investor; and

(iii) from the special Hong Kong counsel for the Company, an opinion, dated as of the Closing, in the form satisfactory to the Investor.

6.10 Investment Committee Approval. The Investor’s investment committee shall have approved the execution of the Principal Agreements and the Closing.

6.11 Commitment and Non-Competition. Each of the Sponsors and the Company shall have executed and delivered a Commitment and Non-Compete Agreement in the form attached hereto as Exhibit B (the “Commitment and Non-Compete Agreement”), as may be amended from time to time as requested by the Investor or as may be approved by the Investor.

6.12 Shareholders and Sponsors Agreement. The applicable Parties shall have executed and delivered a certain Shareholders and Sponsors Agreement to the Investor in the form attached hereto as Exhibit C (the “Shareholders and Sponsors Agreement”), as may be amended from time to time as requested by the Investor or as may be approved by the Investor.

6.13 Investor Director. Upon Closing, the Investor shall have the right to nominate, at any time and from time to time, individuals to occupy one of the positions on the board of directors of each of the Company, PDH(HK) and Beijing Pypo (the “Investor Director”). Each of the Company, PDH(HK) and Beijing Pypo shall indemnify the Investor Director to the maximum extent permitted by applicable Laws and deliver to the Investor a copy of the indemnification agreement duly executed by it in the form attached hereto as Exhibit D (the “Indemnification Agreement”), as may be amended from time to time as requested by the Investor or as may be approved by the Investor.

6.14 No Litigation. There is no action, suit, proceeding or investigation pending or threatened against any member of Beijing Pypo Group or Sponsors or any of the property of any of the foregoing that could reasonably be expected to have a Material Adverse Effect.

6.15 Disclosure Schedule. Sponsors and Beijing Pypo shall have provided an accurate and complete Disclosure Schedule; and the Investor is satisfied, in its sole discretion, with its review of the Disclosure Schedule. Upon the satisfactory review and approval by the Investor, such Disclosure Schedule shall be attached and incorporated as a part of this Agreement.

7. Conditions of the Company’s, the Sponsors’ and Beijing Pypo’s Obligations at Closing. The obligations of the Company, the Sponsors and Beijing Pypo as of the Closing under this Agreement, unless otherwise waived in writing by the Company, the Sponsors or Beijing Pypo, as the case may be, are subject to the condition that the representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

8. Covenants and Agreements.

8.1 Audited Financial Statements. As soon as practicable following the Closing, but in any event no later than four (4) months after the Closing, Beijing Pypo shall submit to the Investor at Beijing Pypo’s expense (i) an audited consolidated financial statements of Beijing Pypo Group for the fiscal years ended March 31, 2006 and March 31, 2007, and (ii) an unaudited consolidated management accounts of Beijing Pypo Group for the six-month period ended September 30, 2007, each (x) prepared in accordance with the Hong Kong Financial Reporting Standards applied on a consistent basis, and (y) audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor.

8.2 Conduct of Business by Beijing Pypo Group. Except with the prior written consent of the Investor, and except as otherwise contemplated herein or required by Law, during the period from the date hereof to the date of the Closing, Beijing Pypo agrees to observe, and to cause all the other members of Beijing Pypo Group to observe, the following covenants:

(i) Affirmative Covenants. Each member of Beijing Pypo Group shall:

(A) use reasonable efforts to preserve intact its business organization and keep available the services of present employees, in each case in accordance with past practice, it being understood that the voluntary termination of an employee or termination of employees with poor performance ratings shall not constitute a violation of this covenant;

(B) comply in all material respects with all Laws applicable to it or to the conduct of its business and, in the ordinary course consistent with past practice, perform and comply with all Contracts, commitments and obligations by which it is bound;

(C) duly and timely file (giving effect to any permitted extensions) all Tax Returns or reports required to be filed with taxing authorities and promptly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefor);

(D) keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

(E) in the ordinary course consistent with past practice, preserve, advertise, promote and market its business, keep its properties intact, maintain good commercial working relationships with its customers, preserve its goodwill, and maintain all physical properties in good operating condition;

(F) in the ordinary course consistent with past practice, preserve and protect its Intellectual Property; and

(G) operate its business solely in the ordinary course consistent with past practice.

(ii) Negative Covenants. None of the members of Beijing Pypo Group shall:

(A) sell, transfer, mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than sales or transfers in the ordinary course of business and Permitted Liens;

(B) (x) incur any obligation or Liabilities other than (1) in the ordinary course of business or (2) for reasonable Transaction Expenses (as defined in Section 11.8 below), (y) incur any indebtedness for borrowed money, or (z) enter into any contracts or commitments involving payments by any member of Beijing Pypo Group of US$250,000 or RMB equivalent of US$250,000 or more, other than purchase orders or commitments for inventory, materials and supplies in the ordinary course of business;

(C) employ or engage any new officer, director, employee or consultant or change the compensation or fringe benefits of any officer, director, employee or consultant other than as required by the existing terms of contracts entered into before the date of this Agreement;

(D) (x) grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (y) declare or pay any dividend or other distribution with respect to any shares of its capital stock, or (z) issue or redeem any shares of its capital stock;

(E) amend its constitutional documents;

(F) make any acquisition of any other business or other acquisition of property other than in the ordinary course of business consistent with past practices;

(G) enter into or modify any Material Contract other than in the ordinary course of business consistent with past practices;

(H) take any actions that would result in any of the representations or warranties made in Section 3 hereof being untrue; or

(I) take any affirmative action or fail to take any reasonable action within its control as a result of which any of the changes or events listed in Section 3.7 is likely to occur.

8.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Securities hereunder only for direct or indirect acquisition of PRC companies engaged in the retailing of digital consumer electronics and related products (the “Retailers”); provided that any such acquisitions directly or indirectly (through its Affiliates) by the Company shall require the express written consent of the Investor. The Parties further agree that the proceeds from the sale of the Purchased Securities hereunder shall first be deposited to the Company Account in accordance with Section 2.3 hereof, then transferred to a foreign exchange bank account of Beijing Pypo, then transferred to a RMB bank account of Beijing Pypo. For each of the foreign exchange bank account and the RMB bank account of Beijing Pypo, Clement Kwong, the representative of the Investor, or any his successor as appointed by the Investor shall be named a signatory and any withdrawal, disbursement or payment from, or any other transactions relating to such bank accounts shall require the signature of Clement Kwong or his successor as appointed by the Investor. Clement Kwong or his successor as appointed by the Investor shall never be removed as a signatory of each of the foreign exchange bank account and the RMB bank account of Beijing Pypo.

8.4 Listing. As soon as practicable after the Closing, but in any event no later than June 30th, 2009, the Sponsors and the Company shall manage to achieve a listing of the Ordinary Shares of the Company on New York Stock Exchange, the NASDAQ Global Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, London Stock Exchange, London Stock Exchange AIM, Singapore Stock Exchange Main Board or any other internationally recognized exchange (the “Listing”). Following the Closing and until a Listing has been achieved, no dividends shall be declared or paid by Beijing Pypo, and no dividend previously declared shall be paid by Beijing Pypo in cash at any time unless the Board of Directors of Beijing Pypo (including the Investor Director) agrees that the payment of such dividends will have no material adverse impact on the cash position of Beijing Pypo. Following the Closing and until a Listing has been achieved, the Company should ensure that no dividends shall be declared or paid by PDH(HK), and no dividend previously declared shall be paid by PDH(HK) in cash at any time unless the Board of Directors of PDH(HK) (including the Investor Director) agrees that the payment of such dividends will have no material adverse impact on the cash position of PDH(HK).

8.5 Information and Inspection Rights of the Investor.

(i) Following the Closing, Beijing Pypo shall deliver to the Investor the following periodic documents or reports, each to be prepared in English and in accordance with the Hong Kong Financial Reporting Standards; and the senior management employees of Beijing Pypo shall meet with the Investor promptly upon request to discuss and answer any questions regarding such documents or reports:

(A) within twenty (20) days after the end of each calendar month, a consolidated monthly management accounts of Beijing Pypo Group;

(B) within thirty (30) days after the end of each calendar quarter, a consolidated quarterly management accounts of Beijing Pypo Group;

(C) within sixty (60) days after the end of each calendar year, a consolidated annual management accounts of Beijing Pypo Group;

(D) within a hundred and twenty (120) days after the end of each fiscal year of Beijing Pypo beginning 2007, (x) a consolidated income statement and statement of cash flows for Beijing Pypo Group for such fiscal year and a consolidated balance sheet for Beijing Pypo Group as of the end of the fiscal year, audited and certified by a “big four” accounting firm or other independent certified public accountant acceptable to the Investor, and (y) a management report of the business overview of Beijing Pypo Group, including a comparison of the financial results of such fiscal year with the corresponding annual budget;

(E) no later than thirty (30) days prior to the end of each calendar year, an annual business plan of Beijing Pypo Group, including a pro forma operating budget for the succeeding calendar year and a pro forma income statement and statement of cash flows for the succeeding three (3) calendar years.

(ii) Following the Closing, Beijing Pypo shall permit the Investor to visit and inspect, at the Investor’s own expense, during normal business hours following reasonable notice to Beijing Pypo, any of the properties of the members of Beijing Pypo Group, and examine the books of account and records of each member of Beijing Pypo Group, and discuss the affairs, finances and accounts of the members of Beijing Pypo Group with the directors, officers, senior management employees, accountants, legal counsel and investment bankers of such members, all at such reasonable times as may be requested in writing by the Investor.

(iii) For the Investor’s reporting and analysis purposes, the Investor may demand from Beijing Pypo and Beijing Pypo shall provide the Investor with, any other information and data on Beijing Pypo Group’s operations and financial conditions not previously provided, provided that the Investor shall bear the related expenses if such information and data is to be prepared by third party professionals.

8.6 Related Party Transactions. All Parties agree and covenant that any financial transactions or arrangements between any of the Sponsors or any of its Related Parties, on one side, and Beijing Pypo or any of its Related Parties, on the other side, shall be fully disclosed by the relevant Parties to all Directors of the Company and shall be conducted on arms-length basis and competitive market terms.

8.7 Governmental Filings and Registrations. Each of the Company, Beijing Pypo and the Sponsors shall use its/his best efforts to ensure that all filings and registrations with all Governmental Authorities required in respect of the Affiliated Entities, including without limitation the registrations with the PRC Ministry of Commerce, the PRC Ministry of Information Industry, the PRC SAIC, the PRC SAFE, tax bureaus, customs authorities, product registration authorities, health regulatory authorities and the state, provincial and local counterparts of each of the aforementioned governmental authorities, as applicable, as required in connection with the Restructuring and the transactions contemplated under the Principal Agreements shall be duly completed in accordance with the relevant rules and regulations.

8.8 SAFE Compliance. The Company (and any of its Subsidiaries following the Closing), Beijing Pypo and the Sponsors shall fully comply with all applicable PRC Laws relating to the filing, registration and reporting to SAFE or any of its local branches with respect to the Restructuring, the transactions contemplated under the Principal Agreements, any foreign exchange transactions, investments, changes or occurrence of significant events. If the Investor or any transferee of the Purchased Securities is a “Domestic Resident” as defined in Circular 75, or is subject to the SAFE registration or reporting requirements under Circular 75, in each case as determined by the Board of Directors of the Company (with the advice of counsel to the Company), the Company shall take all the reasonable actions and execute such instruments on behalf of the Investor as necessary to comply with the applicable SAFE registration or reporting requirements under Circular 75.

8.9 Notice of Litigation and Proceedings. The Company and Beijing Pypo shall give prompt notice in writing to the Investor of any litigation, arbitral proceedings and regulatory proceedings affecting the Company, Beijing Pypo Group or any of the property of any of the foregoing.

8.10 Redemption. If by March 31, 2008, the aggregate Guaranteed Net Profit of all the Retailers acquired by Beijing Pypo following the Closing attributable to Beijing Pypo does not meet RMB 40,000,000 (forty million), the Investor may at its sole discretion, choose to, but is not obligated to, terminate the Investment and request a redemption of all the Purchased Securities. Upon such redemption request by the Investor, the Company, the Sponsors and Beijing Pypo shall have the joint and several obligation to promptly redeem the Purchased Securities from the Investor, and as consideration thereof, to pay US$90,000,000 (Ninety Million US Dollars) to the Investor within sixty (60) days of the redemption request, in such manner (including form of payment) as satisfactory to the Investor.

9. Confidentiality.

9.1 Disclosure of Terms. The terms and conditions of the Principal Agreements, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, any other agreements executed as of the date hereof, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.

9.2 Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose (i) the existence of the Investment to its bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels and business partners, or to any other person or entity to which disclosure is pre-approved in writing by the Investor, and (ii) the Financing Terms to its current investors, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9, or to any other person or entity to which disclosure is pre-approved in writing by the Investor. The Investor may disclose (i) the existence of the Investment and the Financing Terms to any partner, limited partner, former partner, potential partner or potential limited partner of the Investor or other third parties and (ii) the fact of the Investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 9.3 below.

9.3 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance of confidential treatment of such disclosed information.

9.4 Other Exceptions. Notwithstanding any other provision of this Section 9, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted party learns from a third party having the right to make the disclosure; provided, that the restricted party shall comply with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters into the public domain without breach of confidentiality by the restricted party.

9.5 Press Releases, Etc. Except for any announcements which are required to be made by Golden Meditech in compliance with the applicable Laws in relation to the Hong Kong Stock Exchange GEM, no announcements regarding the Investor’s Investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Investor and the Company; provided, that any such announcement made by the Investor shall not be subject to the consent of the Company.

9.6 Prior Agreements. The provisions of this Section 9 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including the Term Sheet, dated as of July 10, 2007 and as amended as of September 11, 2007.

9.7 Notices. All notices required under this Section 9 shall be made pursuant to Section 11.4 of this Agreement.

10. Indemnification.

10.1 Survival of Representations and Warranties. The representations and warranties set forth under Sections 3 and 5 shall survive until the earlier of (i) the expiration of the period during which, under applicable Laws, the ability of the Investor to sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Ordinary Shares owned by the Investor is restricted following the Listing, (ii) the date neither the Investor nor its Affiliates hold any Ordinary Shares, and (iii) the date of three (3) years following the Closing (such survival period shall be referred hereafter as the “Survival Period”), and such warranties and representations shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor.

10.2 Indemnity.

(i) Each of the Company, Beijing Pypo and the Sponsors shall, severally and jointly, indemnify the Investor for any losses, Liabilities, damages, Liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages) (collectively, the “Losses”), incurred by Investor as a result of (A) any breach or violation of any representation or warranty made by Beijing Pypo or any Sponsor in Section 3 hereof or by the Company in Section 5 hereof, or (B) any breach by the Company, Beijing Pypo or any Sponsor of any covenant or agreement contained herein or in any of the other Principal Agreements, or (C) any activities of members of Beijing Pypo Group or any Sponsors or the Company prior to or on the Closing.

(ii) If the Investor believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Company, Beijing Pypo and/or the Sponsors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that any such notice with respect to the breach of any representation or warranty shall be given within the Survival Period; provided further that any such notice with respect to the breach of any covenant or agreement shall be given on a timely basis.

(iii) This Section 10 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedies for the breach of the representations, warranties or covenants and agreements hereunder.

11. Miscellaneous

11.1 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflicts of law thereunder.

11.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

11.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.4 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties hereto in accordance with this Section 11.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

11.5 Finder’s Fee. Each Party agrees to indemnify and to hold harmless the other Parties from any Liabilities for any broker, finder or similar fee or commission (and the reasonable costs and expenses of defending against such liability or asserted liability) incurred by such Party in connection with the transactions contemplated hereunder.

11.6 Further Assurance. Each of the Parties agrees to execute such further instruments, documents and other writings, and to take such further action as may be reasonably necessary to carry out the full intent of this Agreement.

11.7 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. The rights of the Investor hereunder are assignable in connection with the transfer (subject to applicable securities and other Laws) of all or partial Purchased Securities held by the Investor; provided, however, that (a) the Investor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the number of shares of Purchased Securities that are being assigned to such transferee, (b) any such transferee shall receive such assigned rights subject to all the terms and conditions of this Agreement. This Agreement, and the rights and obligations hereunder, shall not otherwise be assigned without the mutual written consent of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.8 Transaction Expenses. Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Principal Agreements and the transactions contemplated hereby and thereby (the “Transaction Expenses”); provided that the Company shall pay all reasonable Transaction Expenses incurred or to be incurred by the Investor in conducting due diligence investigations on the Company and Beijing Pypo Group and in preparing, negotiating and executing all documentation (including without limitation the Principal Agreements, and any other agreements executed as of the date hereof), including all reasonable documented fees and expenses of any outside legal counsel, accounting and other professional advisors, up to a maximum aggregate amount of US$1,350,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such party may be entitled.

11.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto.

11.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.11 Entire Agreement. The Principal Agreements and any other agreements executed as of the date hereof, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of the Term Sheet dated as of July 10, 2007, as amended as of September 11, 2007.

11.12 Dispute Resolution.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to any other Party(ies) hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

(ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each party in the dispute shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.12 shall prevail.

(iv) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong and shall not apply any other substantive Law.

(v) Each Party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(vi) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.13 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

11.14 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (vii) the term “day” means “calendar day”.

11.15 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

11.16 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

11.17 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PYPO DIGITAL COMPANY LIMITED

	By:	/s/ Kam Yuen
	Name:	Kam Yuen
	Title:	Authorized Signatory

Address:

48/F, Bank of China Tower,
1 Garden Road, Central, Hong Kong

BEIJING PYPO:	BEIJING PYPO TECHNOLOGY GROUP COMPANY LIMITED

	By:	/s/ ZHANG Kuo
	Name:	ZHANG Kuo
	Title:	Authorized Signatory

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325858 Fax: +86 10 58325859

INVESTOR:	ARCH DIGITAL HOLDINGS LTD.

	By:	/s/ Clement Kwong
	Name:	Clement Kwong
	Title:	Director

Address:

c/o ARC Capital Holdings Limited
Suite 4703 Plaza 66 Tower 2
1366 Nanjing Road West Shanghai, PRC 200040 Tel: +8621 61135818 Fax: +86 61135806

c/o ARC Capital Holdings Limited
13/F St. John’s Building
33 Garden Road Central, Hong Kong Tel: +852 3115 0243 Fax: +852 3115 0244

SPONSORS:	GOLDEN MEDITECH COMPANY LIMITED

	By:	/s/ Kam Yuen
	Name:	Kam Yuen
	Title:	Chairman

Address:

48/F, Bank of China Tower,
1 Garden Road, Central, Hong Kong

CHINA BRIGHT GROUP CO., LTD.

	By:	/s/ Kam Yuen
	Name:	Kam Yuen
	Title:	Chairman

Address:

48/F, Bank of China Tower,
1 Garden Road, Central, Hong Kong

STYLE TECHNOLOGY DEVELOPMENT LIMITED

	By:	/s/ CHAN Yuk Han
	Name:	CHAN Yuk Han
	Title:	Director

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325858 Fax: +86 10 58325859

SPONSORS:	Francis WAN

/s/ Francis WAN

Canadian Passport Number: BC266681

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325968 Fax: +86 10 58325969

ZHANG Kuo

/s/ ZHANG Kuo

P.R. China Passport Number: 110222197101220755

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325958 Fax: +86 10 58325959

FEI Dongping

/s/ FEI Dongping

P.R. China Passport Number: 430602196908171516

Address:

South3/F
Chang’AnXiongRong Center
No.1 NaoShiKou Street
XiCheng District
Beijing, PRC
Tel: +86 10 58325858 Fax: +86 10 58325859

DISCLOSURE SCHEDULE

to

EQUITY SUBSCRIPTION AGREEMENT

Dated November 7th, 2007

SCHEDULE I

PLAN OF RESTRUCTURING1

Each of China Bright and Style Tech shall acquire 91,350,000 Ordinary Shares of the Company, and in exchange, PDH(HK), the wholly-owned subsidiary of the Company shall acquire all the registered capital of Beijing Pypo from China Bright and Style Tech. Upon the consummation of the transactions as set forth above, the shareholding structure of China Bright, Style Tech, the Company, PDH(HK) and Beijing Pypo shall be as follows:

[1]	Capitalized terms not defined in the Plan of Restructuring shall have the meanings ascribed thereto in the Equity Subscription Agreement.

EXHIBIT A-1

FORM OF MEMORANDUM OF ASSOCIATION OF THE COMPANY

THE COMPANIES LAW OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

PYPO DIGITAL COMPANY LIMITED

(adopted by Special Resolution dated 16 November 2007)

1.	The name of the Company is Pypo Digital Company Limited.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, or at such other place as the Board of Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

8.	The share capital of the Company is US$100,000 divided into 1,000,000,000 Ordinary Shares of par value US$0.0001 each.

9.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

10.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

EXHIBIT A-2

FORM OF ARTICLES OF ASSOCIATION OF THE COMPANY

THE COMPANIES LAW OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

PYPO DIGITAL COMPANY LIMITED

(adopted by Special Resolution dated 16 November 2007)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“ARCH Digital”	means ARCH Digital Holdings Ltd., an exempted company incorporated and existing under the Laws of the British Virgin Islands, and its assigns, transferees, or successors.

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and any shareholder, member or partner of such Person.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Board” or “Board of Directors”	means the board of Directors of the Company.

“Company”	means the above named company.

“Control”	means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the Members or shareholders of such Person or power to control the composition of the Board of Directors of such Person; the terms “Controlled” and “Controlling” have the meaning correlative to the foregoing.

“Chairman”	means the chairman of the Board, as appointed by the Board.

“Director”	means a director for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Event of Default”	has the meaning set forth in Section 6.2 of the Shareholders Agreement.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“HKD”	means Hong Kong Dollars, the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.

“Listing”	A listing of the Shares of the Company on New York Stock Exchange, the NASDAQ Global Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, London Stock Exchange, London Stock Exchange AIM, Singapore Stock Exchange Main Board, or any other internationally recognized exchange.

“Interested Transaction”	has the meaning set forth in Article 37.4 hereof.

“Investor Director(s)”	shall be initially, Clement Kwong, or such other persons as appointed to the Board pursuant to Article 29.2 and Article 29.3 by ARCH Digital.

“Member”	has the same meaning as in the Statute.

“Members Requisition”	has the meaning set forth in Article 19.2 hereof.

“Memorandum”	means the memorandum of association of the

Company, as originally formed or as from time to time altered.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast calculated in accordance with Article 24.6, and where applicable, it shall include the vote of ARCH Digital in accordance with Article 32.6.

“Ordinary Share”	means an ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set out herein.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means, with respect to any Person, (a) any Affiliate of such Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), and his/her family members, (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity interests (a “Material Interest”) in such Person, (e) any Person in which such Person holds a Material Interest, and (f) if such Person is an individual, the family members of such Person.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	means the Person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any Person appointed by the Board of Directors to perform any of the duties of the Secretary.

“Share” and “Shares”	means an ordinary share or shares in the capital of the Company and includes a fraction of an ordinary share.

“Shareholders Agreement”	means the Shareholders and Sponsors Agreement among the Company, ARCH Digital and the other parties named therein dated October 15th , 2007.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution, and where applicable, it shall include the vote of ARCH Digital in accordance with Article 32.6.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	the words “may” shall be construed as permissive, and “shall” shall be construed as imperative.

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

COMMENCEMENT OF BUSINESS

3.	Commencement of Business

3.1	The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit notwithstanding that any part of the Shares may not have been allotted.

3.2	The Board of Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

4.	Perpetual Existence

The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

SHARES

5.	Power to Issue Shares

5.1	Subject to these Articles including without limitation Article 32.6, and the Memorandum (and to any direction that may be given by the Company in a general meeting) and without prejudice to any rights, preferences and privileges attached to any existing Shares, the Board of Directors shall have the power to allot and issue any unissued Shares of the Company on such terms and conditions as they may determine and any Shares or class of Shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of Shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by resolution of the Members prescribe, provided that no Share shall be issued at a discount except in accordance with the Statute.

5.2	The Company shall not issue Shares to bearer.

6.	Rights Attaching to Shares

Subject to Article 5, the Memorandum, and any Ordinary Resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall consist only of a single class (Ordinary Shares). Subject to the provisions of these Articles, the holders of the Ordinary Shares shall:

a)	be entitled to one vote per Share and notice of any Members’ meeting in accordance with these Articles;

b)	be entitled to such dividends as the Board may from time to time declare out of any assets of the Company legally available therefor;

c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company on a pro rata basis in proportion to their respective ownership of the Shares; and

d)	generally be entitled to enjoy all of the rights attaching to the Shares.

7.	Share Certificates

7.1	Share certificates representing Shares, if any, shall be in such form as the Board of Directors may determine. Share certificates shall be signed by one or more Directors or any other Person authorized by the Board of Directors. The Board of Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Board of Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.	Fractional Shares

The Company may issue its Shares in fractional denominations and deal with such fractions to the same extent as its whole Shares and Shares in fractional denominations shall have in proportion to the respective factions represented thereby all of the rights of whole Shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

9.	Redemption and Repurchase of Shares

9.1	The Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.

9.2	The Board of Directors may authorize the purchase by the Company of its own Shares in such manner and on such terms as they think fit. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the Shares are purchased.

9.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of 70% of the issued and outstanding Shares of that class.

10.2	The rights conferred upon the holders of the Shares shall not, unless otherwise expressly provided by the terms of issue of the Shares, be deemed to be varied by the creation or issue of further Shares ranking senior thereto or pari passu therewith and the provisions of these Articles relating to general meetings shall apply to, to the extent applicable, every class meeting of the holders of one class of Shares except the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

11.	Commission on Sale of Shares

The Company may, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

REGISTER OF SHARES

12.	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required by Article 22 or the books of the Company, or to vote in person or by proxy at any meeting of Members.

13.	Non-Recognition of Interests

Except only as is otherwise provided by the Shareholders Agreement, these Articles or the Statute, the Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, any beneficiary, or the beneficiary, of the trust as having an interest in any Share, or any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

14.	Transfer of Registered Shares

14.1	Certain Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement. The Board of Directors will only register transfers of Shares that are made in accordance with the Shareholders Agreement and will not register transfers of Shares that are not made in accordance with the Shareholders Agreement.

14.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Board of Directors so require, signed by the transferee). The Board of Directors may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the Shares to which it relates and by such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members. The Board of Directors may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a Share, provided that such refusal is consented to by the Investor Director. If the Board of Directors refuses to register a transfer of any Share, the Secretary shall, within one (1) month after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

15.	Closing Register of Members or Fixing Record Date

15.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board of Directors may provide that the Register of Members shall be closed for transfers for a stated period that shall not in any case exceed forty (40) days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) days immediately preceding the meeting and the record date for such determination shall be the date of the closure of the Register of Members.

15.2	In lieu of, or apart from, closing the Register of Members, the Board of Directors may fix in advance a date as the record date for any such determination of

Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Board of Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

15.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

16.	Transmission of Shares

16.1	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

16.2	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect but the Board of Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy, as the case may be.

16.3	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

MEETINGS OF MEMBERS

17.	Annual General Meetings

17.1

The Company may in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of

Directors shall appoint. At these meetings, the report of the Board of Directors (if any) shall be presented.

17.2	Unless required by Statute, the Company shall not be obliged to hold an annual general meeting.

18.	Extraordinary General Meetings

18.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

18.2	The Chairman or any two Directors or any Director and the Secretary or the Investor Director or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

19.	Requisitioned General Meetings

19.1	The Board of Directors shall on a Members Requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.2	A Members Requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than one-fifth (1/5) of the voting power of all of the then outstanding Ordinary Shares entitled to attend and vote at general meetings of the Company.

19.3	To be effective, the requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

19.4	If the Board of Directors does not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

19.5	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Board of Directors.

20.	Notice

20.1	At least five (5) days’ notice of any general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place, and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote thereat, and the general nature of the business to be conducted at the meeting.

20.2	The Board may fix and date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of dispatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

20.3	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings of that meeting.

20.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by the Members entitled to attend and vote thereat who hold in aggregate at least 70% of the issued and outstanding Shares.

21.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Articles.

22.	List of Members

The Board of Directors shall procure the preparation of, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of Shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

23.	Proceedings

23.1

No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The holders of one third (1/3) of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum.

23.2	A quorum, once established, shall not be broken by the withdrawal of the Members (or their proxies) holding enough votes to leave less than a quorum and the Members (or their proxies) present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member entitled to vote thereat.

23.3	The Chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such Chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their members, or shall designate a Member, to be chairman of the meeting.

23.4	A Person may participate at a general meeting by televisual telephone or other communications equipment by means of which all the Persons participating in the meeting can see and hear each other. Participation by a Person in a general meeting in such manner is treated as presence in person at that meeting.

24.	Voting

24.1	A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands, the chairman of the meeting demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least a majority of the aggregate voting power of all of the Shares of the Company entitled to attend and vote at the meeting demand a poll.

24.2	Unless a poll is duly demanded, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

24.3	The demand for a poll may be withdrawn.

24.4	Except on a poll demanded on the election of the chairman of the meeting or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.5	A poll demanded on the election of the chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.6.	Except as otherwise required by the Statute or these Articles, each Share issued and outstanding shall have one vote, and any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

24.7	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.8	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his or her committee, receiver, curator bonis or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

24.9	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

24.10	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

24.11	On a poll or on a show of hands, votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

24.12	A Member holding more than one Share need not cast the votes in respect of his or her or its Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares.

24.13	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25.	Proxy

25.1	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

25.2	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting. The chairman of the meeting may in any event, at his or her discretion, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

25.3	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

26.	Corporate Members

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

27.	Written Resolutions

27.1	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

a)	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

b)	in the case of an Ordinary Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (or, being companies, signed by their duly authorised representative).

27.2	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

28.	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

29.	Election of Directors

29.1	The Board shall consist of five (5) Directors.

29.2	The Company shall by Ordinary Resolution appoint or remove directors, provided that so long as it is a holder of Shares, ARCH Digital shall have the right to appoint at least one Director to the Board and such Investor Director(s) shall not removed except in accordance with Article 30.

29.3	Until a Listing has been achieved, if a non-compliance with Article 32.6 or any other Event of Default has occurred and not been remedied within 30 days following the delivery by the Investor of the default notice in writing, the Investor shall have the right to nominate and appoint additional directors to the Board so that the Investor Directors occupy no less than three-fourths (3/4) of the positions on the Board.

29.4	The Directors may appoint any person to be a Director to fill a vacancy, pending the appointment by the Company in accordance with Article 29.2.

29.5	There shall be no shareholding qualification for Directors unless prescribed by Special Resolution.

30.	Vacation of Office and Removal of Director

The office of a Director shall be vacated if:

a)	a Director gives notice in writing to the Company that he or she resigns the office of Director; or

b)	if the Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

c)	if the Director is found to be or becomes of unsound mind as determined by the unanimous vote of the holders of then outstanding Shares.

in each case, provided, that any Director who shall have been appointed by a specified group of Members (e.g., ARCH Digital) may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Shares of such specified group, given at a special meeting of such Members duly called or by an action by written resolution for that purpose, and that any vacancy in the Board of Directors caused as a result of one or more of the events set out in clauses (a), (b) or (c) above of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of the holders of a majority of the Shares of such specified group given at a special meeting of such Members or by an action by written resolution, unless otherwise agreed upon among such Members.

31.	Remuneration of Directors

31.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board of Directors. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board of Directors, or a combination partly of one such method and partly the other.

31.2	The Board of Directors may by resolution approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director. Notwithstanding the above, the Directors shall be entitled to reimbursement from the Company for all reasonable, documented expenses incurred in their service as Directors.

32.	Powers of Directors

32.1	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Board of Directors who may exercise all the powers of the Company, and all major decisions and actions of the Company shall be approved by the Board of Directors.

32.2	A duly convened meeting of Board of Directors at which a quorum is present may exercise all powers exercisable by the Board of Directors.

32.3	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board of Directors shall determine, provided that any withdrawal, disbursement or payment from, or any other transactions relating to, the bank account of the Company shall require the signature of the representative of the Investor.

32.4	The Board of Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

32.5	Subject to Article 32.6 hereof, the Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

32.6	Notwithstanding anything to the contrary contained herein, any of the following acts (whether in a single transaction or in a series of related transactions) shall require in each case the approval of the Board of Directors, which approval shall include the consenting vote of the Investor Director, as long as ARCH Digital remains a Member; and where such matter also requires the approval of an Ordinary Resolution or Special Resolution, such resolution shall have been passed with the consenting vote of ARCH Digital:

a)	change in the scope and nature of the business of the Company;

b)	amendment of the constitutional documents of the Company;

c)	any change in the capitalization of the Company;

d)	any major corporate transaction by the Company, including any investment, acquisition, merger, business combination or disposal of assets involving payments in an aggregate amount of HKD equivalent of USD$9,000,000 or more within any consecutive twelve-month period;

e)	employment or engagement by the Company of any new employee, officer or consultant involving payment of aggregate compensation (including benefits) of HKD 1,000,000 or more per annum;

f)	disengagement of current Auditors or engagement of new Auditors by the Company, other than the auditors’ voluntary resignation;

g)	except as in the ordinary course of business, any loans or advances by the Company or its Subsidiaries to any Person in an aggregate amount of HKD 1,500,000 or more;

h)	except in the ordinary course of business, any assumption of any third party liability by the Company or guarantee by the Company for any third party liability in an aggregate amount of more than HKD 1,500,000;

i)	except in the ordinary course of business, any transactions by the Company with any Related Party of the Company involving an aggregate amount of more than HKD 500,000 within any consecutive twelve-month period;

j)	initiation or settlement by the Company of any material litigation with a controversy amount of more than HKD 5,000,000;

k)	cessation of the business operations or the liquidation, dissolution or winding up of the Company;

l)	Listing;

m)	execution by the Company of any agreement with its Members;

n)	declaration or payments of dividends or other distributions to its Members prior to the Listing; and

o)	any other undertakings by the Company which has or may have a material impact on the rights, obligations, or liabilities of ARCH Digital, or would likely result in the dilution of the equity interest of ARCH Digital in the Company, or lead to an impairment of the value of the equity interest of ARCH Digital in the Company.

32.7	The Board may act notwithstanding any vacancy in its number.

32.8

All acts done in good faith by any meeting of the Board of Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

32.9	No regulation or amendment to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if such regulation or amendment had not been made.

33.	Meetings of Board of Directors

33.1	Each Director shall have one vote. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

33.2	A Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. If such alternate Director is himself a Director or attends a meeting of the Board as the alternate Director of more than one Director, his voting rights shall be cumulative.

33.3	At all meetings of the Board of Directors, a majority of the number of Directors elected in accordance with Article 29.2 and Article 29.3, which majority shall include the Investor Director(s), shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Memorandum or these Articles. Notwithstanding the foregoing, if such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place (or to such other time or such other place as the directors may determine) and, if at the adjourned meeting, the quorum required under this clause is not present within an hour from the time appointed for the meeting, then those director or directors present at the adjourned meeting shall constitute the requisite quorum for the transaction of business at that adjourned meeting.

33.4	Subject to the provisions of these Articles, the Board of Directors may regulate the proceedings of the board meetings as they think fit, provided, however, that the board meetings shall be held at least once every three (3) months and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such Directors at least five (5) days prior to the next regularly scheduled board meeting.

33.5	The Directors may elect a Chairman of the Board and determine the period for which he or she is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

33.6	A Person may participate in a meeting of the Board of Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Board of Directors, the meeting shall be deemed to be held at the place where the chairman of the meeting is at the beginning of the meeting.

33.7	Meetings of the Board of Directors may be called by the President or Chief Executive Officer on forty-eight (48) hours’ notice to each Director, either personally, by telephone, by mail, by E-mail or by telegram. Upon the written request by any Director, meetings of the Board of Directors shall be called by the President, Chief Executive Officer or the Secretary in like manner and on like notice.

33.8	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

34.	Written Resolutions

34.1	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors, or committee of the Board of Directors as the case may be, duly convened and held.

34.2	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by the last Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

35.	Delegation of Directors’ Powers

35.1	Subject to these Articles, the Board of Directors may approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that at least one Investor Director shall be appointed to any such committee. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors. Any committee, to the extent provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. The proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Board of Directors, so far as they are capable of applying.

35.2	The Board of Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Board of Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Board of Directors at any time.

36.	Officers

Subject to these Articles, the Board of Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Board of Directors or Members.

37.	Conflicts of Interests

37.1	Subject to Article 37.4, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board of Directors may determine.

37.2	Subject to Article 37.4, a Director may act by him or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

37.3	Subject to Article 37.4, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the

Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

37.4	In addition to any further restrictions set forth in these Articles including without limitation Article 32.6(i), no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established; provided, that (i) the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by all the other Directors, and (ii) such agreement or transaction is on arms-length basis and competitive market terms.

38.	Registration of Directors and Officers

38.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Statute and shall enter therein the following particulars with respect to each Director and Officer:

a)	first name and surname; and

b)	address.

38.2	The Board shall, within the period of thirty days from the occurrence of

a)	any change among its Directors and Officers; or

b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

CORPORATE RECORDS

39.	Minutes

39.1	The Board of Directors shall cause minutes to be made in books kept for the purpose of:

a)	all appointments of officers made by the Board of Directors,

b)	the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

c)	all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of Managers and meetings of committees appointed by the Board.

39.2	All written resolutions of the Members or the Directors shall constitute minutes for the purposes of the Statute.

40.	Seal

40.1	The Company may, if the Board of Directors so determine, have a Seal. The Seal shall only be used by the authority of the Board of Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Board of Directors for the purpose.

40.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Board of Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3	A Director or officer, representative or attorney of the Company may without further authority of the Board of Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41.	Register of Mortgages and Charges

41.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Statute.

41.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Statute, at the Registered Office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

DIVIDENDS AND CAPITALISATION

42.	Dividends

42.1	Subject to the Statute and these Articles (including without limitation Articles 32.6) and any direction of the Company in general meetings, the Board of Directors may declare dividends and such other distributions (in cash or in specie) to be paid to the Members, in proportion to the number of Shares held by them, and authorise payment of the dividends or distributions. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

42.2	The Board of Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

42.3	Subject to these Articles, the Board of Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

42.4	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

42.5	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

42.6

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Board of Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the

Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

43.	Power to Set Aside Profits

43.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends, or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

43.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Statute in regard to the Company’s share premium account.

44.	Capitalisation

Subject to these Articles, the Board of Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board of Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

ACCOUNTS

45.	Books of Account

45.1	The Board of Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all transactions of the Company and in particular with respect to:

a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

b)	all sales and purchases of goods by the Company; and

c)	all assets and liabilities of the Company.

45.2	Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

45.3	The Board of Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

46.	Financial Year

The financial year of the Company shall end on March 31st in each year and, following the year of incorporation, shall begin on the April 1st in each year. Subject to any direction of the Company in general meeting, the Board may from to time prescribe some other period to be the financial year, provided that the Board shall not allow any financial year longer than eighteen (18) months.

47.	Audits

47.1	The Board of Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Board of Directors in accordance with Article 32.6, and may fix the Auditor’s remuneration.

47.2	The Auditor shall make a report to the Members at general meetings of the Members or upon request of the Board of Directors on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members during the Auditor’s tenure of office.

47.3	The Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of the audit, he shall state that fact in his report to the Members.

47.4	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING UP AND DISCONTINUANCE

48.	Winding-Up

48.1	The Company may be voluntarily wound-up by a Special Resolution of the Members. If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Article 6.

48.2	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

49.	Transfer by way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

INDEMNITY

50.	Indemnification and Exculpation of Directors and Officers

50.1

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee.

50.2	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

50.3	Each Member agrees to waive any claim or rights of action such Member might have, whether individually or by or in the right of the Company, against any Director or officer on account of any action taken by such Director or officer, or the failure of such Director or officer to take any action in the performance of his duties with or for the Company, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or officer.

51.	Insurance

The Company may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability incurred by him in his capacity as a Director or officer of the Company or indemnifying such Director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or officer may be guilty in relation to the Company or any subsidiary thereof.

NOTICES

52.	Notices

52.1	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director or to such Member’s address as shown in the Register of Members (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member), or such Director’s address as shown in the Register of Directors and Officers (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Director).

52.2

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the intended recipient. Where a notice is given by electronic mail, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the intended recipient.

52.3	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

52.4	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

52.5	Whenever any notice is required by the Statute or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

AMENDMENTS OF MEMORANDUM AND

ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

53.	Ordinary Resolution

53.1	Subject to the provisions of Article 32.6, the Company may by Ordinary Resolution amend the conditions to its Memorandum to increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

53.2	Subject to the provisions of Article 32.6, the Company may by Ordinary Resolution amend the conditions to its Memorandum to:

a)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

b)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

c)	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person.

53.3	Subject to the provisions of Article 32.6, the Company may by Ordinary Resolution perform any action not required to be performed by Special Resolution.

54.	Special Resolution

Subject to the provisions of the Statute, the provisions of Article 32.6, and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, including without limitation Article 53, the Company may by Special Resolution:

a)	change its name;

b)	alter or add to these Articles;

c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

d)	reduce its share capital and any capital redemption reserve fund.

55.	Change of Registered Office

Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its Registered Office.

Page

	INTERPRETATION	- 1 -

	COMMENCEMENT OF BUSINESS	- 5 -

3.	Commencement of Business	- 5 -

4.	Perpetual Existence	- 5 -

	SHARES	- 5 -

5.	Power to Issue Shares	- 5 -

6.	Rights Attaching to Shares	- 5 -

7.	Share Certificates	- 6 -

8.	Fractional Shares	- 6 -

9.	Redemption and Repurchase of Shares	- 6 -

10.	Variation of Rights of Shares	- 7 -

11.	Commission on Sale of Shares	- 7 -

	REGISTER OF SHARES	- 7 -

12.	Register of Members	- 7 -

13.	Non-Recognition of Interests	- 7 -

14.	Transfer of Registered Shares	- 8 -

15.	Closing Register of Members or Fixing Record Date	- 8 -

16.	Transmission of Shares	- 9 -

	MEETINGS OF MEMBERS	- 9 -

17.	Annual General Meetings	- 9 -

18.	Extraordinary General Meetings	- 10 -

19.	Requisitioned General Meetings	- 10 -

20.	Notice	- 10 -

21.	Postponement of General Meeting	- 11 -

22.	List of Members	- 11 -

23.	Proceedings	- 11 -

24.	Voting	- 12 -

25.	Proxy	- 14 -

26.	Corporate Members	- 14 -

27.	Written Resolutions	- 15 -

28.	Directors Attendance at General Meetings	- 15 -

	DIRECTORS AND OFFICERS	- 15 -

29.	Election of Directors	- 15 -

30.	Vacation of Office and Removal of Director	- 16 -

31.	Remuneration of Directors	- 16 -

32.	Powers of Directors	- 17 -

33.	Meetings of Board of Directors	- 19 -

34.	Written Resolutions	- 20 -

35.	Delegation of Directors’ Powers	- 20 -

36.	Officers	- 21 -

37.	Conflicts of Interests	- 21 -

38.	Registration of Directors and Officers	- 22 -

	CORPORATE RECORDS	- 22 -

39.	Minutes	- 22 -

40.	Seal	- 23 -

41.	Register of Mortgages and Charges	- 23 -

	DIVIDENDS AND CAPITALISATION	- 24 -

42.	Dividends	- 24 -

43.	Power to Set Aside Profits	- 25 -

44.	Capitalisation	- 25 -

	ACCOUNTS	- 25 -

45.	Books of Account	- 25 -

46.	Financial Year	- 26 -

47.	Audits	- 26 -

	VOLUNTARY WINDING UP AND DISCONTINUANCE	- 27 -

48.	Winding-Up	- 27 -

49.	Transfer by way of Continuation	- 27 -

	INDEMNITY	- 27 -

50.	Indemnification and Exculpation of Directors and Officers	- 27 -

51.	Insurance	- 28 -

	NOTICES	- 28 -

52.	Notices	- 28 -

	AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL	- 29 -

53.	Ordinary Resolution	- 29 -

54.	Special Resolution	- 30 -

55.	Change of Registered Office	- 30 -

EXHIBIT B

COMMITMENT AND NON-COMPETE AGREEMENT

COMMITMENT AND NON-COMPETITION AGREEMENT

THIS COMMITMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of November 16, 2007, is entered into by and among Pypo Digital Company Limited (the “Company”), an exempted company incorporated and existing under the laws of the Cayman Islands, ARCH Digital Holdings Ltd. (the “Investor”), an exempted company incorporated and existing under the Laws of the British Virgin Islands, each of the current direct and indirect shareholders of the Company as set forth in Schedule A hereto (each a “Sponsor”, and collectively, the “Sponsors”), and each of the persons set forth in Schedule B hereto (each a “Executive”, and collectively, the “Executives”). The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

A.	The Company owns beneficially and of record all the equity securities of Pypo Holdings (HK) Company Limited (“PDH(HK)”), a company incorporated under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), which in turn owns all the registered capital of Beijing Pypo Technology Group Company Limited (“Beijing Pypo”), a limited company incorporated and existing under the Laws of the People’s Republic of China.

B.

The Sponsors and the Executives seek to induce the Investor to invest in the Company pursuant to that certain Equity Subscription Agreement, dated as of October 15th, 2007 (the “Equity Subscription Agreement”).

C.	The Investor seeks certain assurances from the Sponsors and the Executives as a precondition to its investment in the Company, and the Sponsors and Executives are willing to give such assurances.

D.	The Parties hereto wish to memorialize herein their understanding with respect to such assurances.

WITNESSETH

In consideration of the premises set forth above and the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Interpretation

1.1 Definitions. The following terms are not defined in the text of this Agreement and shall have the meanings ascribed to them below:

“Beijing Pypo Group” shall have the mean ascribed thereto in Section 1 of the Equity Subscription Agreement.

“Confidential Information” shall mean information about any members of the PDH Group (as defined below), and their respective clients and customers that is not available to the general public, including, but not limited to, the following information:

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(i) trade secrets, Innovations, patents, copyright, proprietary information, mask works, ideas, processes, formulas, source and object codes, equipment, algorithms, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, whether patentable or unpatentable, related to past, current, future and proposed products and services of any member of the PDH Group (as defined below); (ii) information regarding plans for research, experimental work, designs, details and specifications, engineering, development, new products, procurement requirements, purchasing, creating, merchandising, marketing and selling business plans, budgets and unpublished financial statements, financial projections, licenses, prices and costs, suppliers, joint ventures, licensors, licensees, distributors, customers and other persons with whom any member of the PDH Group (as defined below) does business; and (iii) information regarding the skills and compensation of other employees of any member of the PDH Group (as defined below).

“Innovation” shall mean, any idea or information made or conceived or reduced to practice, in whole or in part, including, but not limited to, all processes, machines, methods, improvements, innovations (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and including without limitation all new or useful art, combinations, discoveries, processes, algorithms, programs, formulae, techniques, technical developments, software (both object code and source code), and designs.

“Intellectual Property Right” shall mean any right, title or interest to Innovations, including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world.

“PDH Group” means collectively, the Company, PDH(HK) and members of Beijing Pypo Group and their respective subsidiaries.

“Principal Agreements” shall have the meaning ascribed thereto in Section 1 of the Equity Subscription Agreement.

“Term of Employment” shall mean, with respect to any Executive, such period as such Executive is employed by, or serves on the board of directors of, any member of PDH Group.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

2. Recusal for Conflict of Interest.

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The Sponsors and the Executives agree for the express benefit of the other shareholders of the Company that, in the event that any of the Sponsors and the Executives breach (including a breach of representations and warranties) any provision of the Principal Agreements, such Sponsors or Executives will recuse themselves in their capacity as directors and officers of any member of the PDH Group from any decision as to whether and how the Company or Beijing Pypo should enforce its rights under the Principal Agreements and shall take such action as is reasonably necessary to facilitate the non-interested directors and officers in making such decision.

3. Confidential Information and Non-Competition.

3.1 Executive Undertakings. All Parties agree that any services rendered by the Executives are unique and irreplaceable. Accordingly, each Executive hereby agrees that, during the Term of Employment and for a period of two (2) years thereafter, such Executive shall not:

(a) Disclose to others or use, whether directly or indirectly, any Confidential Information. The Executives acknowledge that such Confidential Information is specialized, unique in nature and of great value to the PDH Group, and that such information gives the PDH Group a competitive advantage.

(b) Engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend their name (or any part, variant or formative thereof) to, any business which is, or as a result of the Executive’s engagement or participation would become, competitive with any significant aspect of the business of any member of the PDH Group.

(c) Deal, directly or indirectly, in a competitive manner with any customers doing business with any member of the PDH Group (except as required by the duties and obligations of the Executives under any employment agreement with such member of the PDH Group).

(d) Solicit any officer, director, employee or agent of any member of the PDH Group to become an officer, director, employee or agent of anyone other than the members of the PDH Group.

(e) Engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of any member of PDH Group or any trade name used by it where such business is (i) directly or indirectly competitive with the business of any member of the PDH Group, or (ii) engaged in any related activity where the use of such name is reasonably likely to result in confusion.

(f) Transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), or in any other way dispose of any securities of any member of the PDH Group currently or hereafter beneficially owned by such Executive, to any person which is competitive with any significant aspect of the business of any member of the PDH Group.

Each of the Executives additionally undertakes to devote his working time and attention exclusively to the business of the PDH Group and to use his best efforts to promote the interests of the PDH Group until the termination of such Executive’s Term of Employment.

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3.2 Sponsor Undertakings. Each of the Sponsors undertakes that so long as such Sponsor directly or indirectly holds any interest in the Company and until the two (2) years anniversary of the date on which such Sponsor no longer directly or indirectly holds any interest in the Company, such Sponsor shall not:

(a) Disclose to others or use, whether directly or indirectly, any Confidential Information. The Sponsors acknowledge that such Confidential Information is specialized, unique in nature and of great value to the PDH Group, and that such information gives the PDH Group a competitive advantage.

(b) Engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend their name (or any part, variant or formative thereof) to, any business which is, or as a result of the Sponsors’ engagement or participation would become, competitive with any significant aspect of the business of any member of the PDH Group.

(c) Deal, directly or indirectly, in a competitive manner with any customers doing business with any member of the PDH Group.

(d) Solicit any officer, director, employee or agent of any member of the PDH Group to become an officer, director, employee or agent of anyone other than the members of the PDH Group.

(e) Engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of any member of the PDH Group or any trade name used by it where such business is (i) directly or indirectly competitive with the business of the PDH Group or (ii) engaged in any related activity where the use of such name is reasonably likely to result in confusion.

(f) Transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), or in any other way dispose of any securities of any member of the PDH Group currently or hereafter beneficially owned by such Sponsor, to any person which is competitive with any significant aspect of the business of any member of the PDH Group.

4. Ownership of Rights; Proprietary Information

4.1 Ownership of Intellectual Property Rights. Each Executive hereby:

(a) Represents and undertakes that during the Term of Employment, all Intellectual Property Rights relating to any and all Innovations created by such Executive shall be owned by the PDH Group and that such Executive will promptly disclose and provide all such Innovations to the Company or Beijing Pypo.

(b) Represents and undertakes that for the Term of Employment, regardless of whether there is a written employment contract between such Executive and a member of the PDH Group, all Innovations created by such Executive shall be deemed work made for hire to the extent allowed by law and hereby otherwise grants and assigns ownership in such Innovations to the Company or other members of the PDH Group.

(c) Agrees to assist the PDH Group, at the expense of the PDH Group, to further evidence, record and perfect any grant or assignment by such Executive of Innovations and to perfect, obtain, maintain, enforce, and defend any rights so granted or assigned.

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(d) Irrevocably designates and appoints the Company as its agent and attorney-in-fact to act for and on behalf of such Executive to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by such Executive.

4.2 License on Failure of Grant. To the extent, if any, that any Innovations intended to be assigned or granted by any Executive to the PDH Group pursuant to Section 4.1 are at any time determined in any jurisdiction not to belong to the Company or other members of the PDH Group, then such Executive hereby grants an exclusive, royalty-free license to the Company (transferable by the Company without limitation) to exploit such Innovations and all rights therein in such jurisdiction. Such exclusive license shall continue in effect for the maximum term as may now or hereafter be permissible under applicable law. Upon expiration, such license, without further consent or action on the part of the Executive, shall automatically be renewed for the maximum term as is then permissible under applicable law, unless, within the six-month period prior to such expiration, the Company and the Executive have agreed that such license will not be renewed.

4.3 Intended Beneficiaries. Both the Company and the Investor are intended beneficiaries of this Section 4 and shall have the power to enforce the provisions of this Section 4 against the Executives.

5. Consideration for Undertakings. Each of the Executives hereby acknowledges that the compensation provided for in such Executive’s employment agreement with the applicable member of the PDH Group constitutes sufficient consideration for his undertakings under Sections 3.1 and 4 hereof. Each of the Sponsors hereby acknowledges that the agreements undertaken by the Investor in the Equity Subscription Agreement constitute sufficient consideration for undertakings by such Sponsor under Section 3.2 hereof. Each of the Sponsors and the Executives hereby agrees that if a court of law determines that additional consideration is required for the effectiveness of this agreement, then the Company shall have the option, in its sole discretion, of either paying said additional consideration or waiving such provision of this Agreement.

6. Corporate Opportunity. No Sponsor or Executive will accept or invest, whether directly or indirectly, in any opportunity (a “Corporate Opportunity”) which (i) is in the line of business of the PDH Group, and arises or becomes known to such Sponsor or Executive as a result of such Sponsor’s (or any representative of such Sponsor’s) or Executive’s employment by, or service on the board of, any member of the PDH Group, or (ii) involves any of the assets of any member of the PDH Group, unless, in any such case, both (a) the Sponsor or Executive has first presented the Corporate Opportunity to the board of directors for the Company, together with such materials as may be reasonably necessary for the board of directors to render an informed decision as to whether the PDH Group should accept or invest in such Corporate Opportunity, and (b) the board of directors for the Company does not decide to pursue such Corporate Opportunity at its next meeting held no less than thirty (30) days following delivery of all the materials described in clause (a). In any vote by the board of directors as to whether the PDH Group should accept or invest in a Corporate Opportunity, any Sponsor or Executive sitting on the board of directors who has an interest in such Corporate Opportunity, whether direct or indirect, contingent or actual, shall recuse himself from such vote.

7. Remedies. The Sponsors and Executives acknowledge that irreparable damage would result to the PDH Group if the provisions of Sections 2, 3, 4 and 6 were not specifically enforced, and agree that the Company and the Investor shall be entitled to enforce this

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Agreement by injunction, specific performance or any other appropriate equitable relief, without bond and without prejudice to any other rights and remedies that the Company and the Investor may have for a breach of this Agreement.

8. Miscellaneous

8.1 Representations and Warranties.

(a) Each Sponsor and Executive represents and warrants to the Company and the Investor that such Sponsor or Executive has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms. Each Sponsor and Executive further represents and warrants that this Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of any agreement, instrument, order, judgment or decree to which such Sponsor or Executive is subject. The Sponsors and Executives will, jointly and severally, to the fullest extent permitted by applicable law indemnify and hold the Company and the Investor harmless for any breach of the representations set forth in this paragraph (a).

(b) The Company represents and warrants to the Investor, the Sponsors and Executives that it has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with the terms hereof. The Company further represents and warrants that this Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of any agreement, instrument, order, judgment or decree to which the Company is subject. The Company will, to the fullest extent permitted by applicable law, as from time to time in effect, indemnify the Investor, the Sponsors and Executives, and hold the Investor, the Sponsors and Executives harmless for any breach of its representations set forth in this paragraph (b).

8.2 Severability. Each and every paragraph, sentence, term and provision of this Agreement is separate and distinct so that if any paragraph, sentence, term or provision thereof shall be held to be invalid, unlawful or unenforceable for any reason, such invalidity, unlawfulness or unenforceability shall not affect the validity, unlawfulness or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity and to provide the PDH Group with the broadest possible protection permitted under applicable law.

8.3 Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties determined, in accordance with the laws of Hong Kong, without giving effect to principles of conflicts of laws thereunder.

8.4 Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, and addressed: (i) in case of the Sponsors, the Executives, the Company and the Investor, to their respective addresses as set forth on the signature page of the Equity Subscription Agreement or at such other addresses as such parties may designate by ten (10) day’s advance written notice to the other parties hereto, and (ii) in the case of any

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permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices shall be deemed effectively given upon personal delivery to the party to be notified. Notices that are mailed shall be deemed received on the tenth (10th) day after the date mailed. Notices sent by courier or overnight delivery shall be deemed received 2 days after they have been so sent.

8.5 Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties, their successors and permitted assigns and their legal representatives. None of the Sponsors and Executives shall assign any of its rights or obligations hereunder without the written consent of the Investor.

8.6 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.7 Entire Agreement: Amendments and Waivers. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

8.8 Consultation with Counsel. Each Sponsor and Executive hereby acknowledges (i) that he/it has consulted with or has had the opportunity to consult with independent counsel of his/its own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he/it has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his/its own judgment.

8.9 Conflict. If one or more provisions of this Agreement are found to conflict with any provision in a separate employment contract or any other document entered into between the Company and any Sponsor or Executive, the provision or provisions of this Agreement shall supercede any such prior provision to the contrary.

8.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.11 Further Assurances. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

8.12 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to any other Party(ies) hereto a written request for such consultation. If within thirty (30) days following

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the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each party in the dispute shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.12 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong and shall not apply any other substantive Law.

(e) Each Party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

[The remainder of this page has been left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PYPO DIGITAL COMPANY LIMITED

	By:	/s/ KAM Yuen
		Name:	KAM Yuen
		Title:	Authorized Signatory

INVESTOR:	ARCH DIGITAL HOLDINGS LTD.

	By:	/s/ Clement Kwong
		Name:	Clement Kwong
		Title:	Director

SPONSORS:	GOLDEN MEDITECH COMPANY LIMITED

	By:	/s/ KAM Yuen
		Name:	KAM Yuen
		Title:	Chairman

CHINA BRIGHT GROUP CO., LTD.

	By:	/s/ KAM Yuen
	Name:	KAM Yuen
	Title:	Chairman

S-1

SPONSORS:	STYLE TECHNOLOGY DEVELOPMENT LIMITED

	By:	/s/ CHAN Yuk Han
		Name:	CHAN Yuk Han
		Title:	Director

Francis WAN

/s/ Francis WAN
Canadian Passport Number : BC266681

EXECUTIVES:	ZHANG Kuo

/s/ ZHANG Kuo
P.R. China Passport Number: 110222197101220755

FEI Dongping

/s/ FEI Dongping
P.R. China Passport Number: 430602196908171516

S-2

SCHEDULE A

SPONSORS

China Bright Group Co., Ltd.

Style Technology Development Limited

Golden Meditech Company Limited

Mr. Francis WAN

A-1

SCHEDULE B

EXECUTIVES

Mr. ZHANG Kuo

Mr. FEI Dongping

B-1

EXHIBIT C

SHAREHOLDERS AND SPONSORS AGREEMENT

EXHIBIT C

[FILED AS EXHIBIT 10.39 in Amendment No. 2. to Form S-4]

EXHIBIT D

INDEMNIFICATION AGREEMENT

EXHIBIT D

[FILED AS EXHIBITS 10.47, 10.48 and 10.49]

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-